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EXHIBIT 99.1

Gasel Initiates Emergency Reorganization to Protect Revenue Assets and Continue Execution of Aggressive Growth Strategy.

Marietta, OH., May 29, 2003—Gasel Transportation Lines, Inc., (OTCBB: GSEL , GSEL.OB), a national long-distance and regional truckload common carrier, announced today that it filed for protection under Chapter 11 on May 19, 2003 with the United States Bankruptcy Court, Columbus, Ohio to seek asset protection from recent demands from some of its equipment-based lenders and to enable it to continue to execute its aggressive growth strategy to restore economic viability.

The trucking industry has experienced extremely adverse conditions since the beginning of the general economic downturn in 2000. This period has been fraught with some of the highest fuel prices in history, sharp declines in overall freight shipment tonnage, productivity-sapping winter storms and industry-wide business failures. Gasel has survived the attrition, but has been operating at a deficit during the past three years. The accumulated losses strained the Company's ability to meet some of its long-term equipment loan obligations. Although the Company was continuing to work with the majority of its lenders to rectify the situation, a few equipment lenders recently issued loan defaults to the Company. The defaults plus a significant lump sum payment demanded by one particular lender precipitated the need to seek protection under Chapter 11 to retain the use of revenue generating equipment and reorganize the Company's current debt structure to facilitate growth and profitability.

Gasel President, Michael Post, commented: "Due to circumstances we believe were beyond our control, we have taken appropriate action to protect the operations of the Company, our employees, shareholders, and customers. The reorganization is expected to give us the time and financial advantages needed to realize the full effect of the corrective actions taken internally to generate positive earnings, workout new financial arrangements with existing lenders, continue to pursue additional equity funding to properly re-capitalize the company, and ultimately improve shareholder value".

Mr. Post further stated, "I want to stress that this is merely a temporary setback for Gasel, its employees and loyal shareholders. We have effectively established a new credit facility with Systran Financial Services that increases our available cash flow by $1.5 MM and are pressing ahead with all of the growth initiatives, both internal and external, that have been previously identified. We are confident that we will emerge from judicial reorganization in a timely manner with a healthier balance sheet, increased liquidity and streamlined operations that will foster greater levels of flexibility and growth than ever before".

Management has secured the required financing and insurance necessary to operate under the reorganization and does not anticipate any interruption in its normal course of business. The parent company, Gasel Transportation Lines, Inc. has two subsidiaries, GTL Logistics, Inc. and Gasel Driver Training Schools, Inc., that will not be a part of the reorganization as they have independent self-sustaining operations.

Gasel Transportation Lines, Inc., based in Marietta, Ohio, with a terminal and sales offices in Columbus, Ohio, is a national long and regional haul truckload common and contract carrier, and provides logistic services throughout the continental United States and Canada. For more information about Gasel, visit the company's web site at www.gasel.net.

This press release may make forward-looking statements, which are subject to various uncertainties and risks that could affect their outcome. Factors, which could cause or contribute to differences include, but are not limited to, economic conditions, product demand and sales, competition and competitors' actions, and changes in the transportation industry. Please refer to the company's 10-K, 10-Qs and other SEC filings for a more detailed discussion of the risks.

For further information please contact: S. Gene Thompson, Chief Financial Officer, or Allan M. Blue, Director for Gasel Transportation Lines, Inc., (740) 373-6479.

SOURCE Gasel Transportation Lines, Inc.

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  EXHIBIT 99.1